LIONHEART SERVICES, INC.
                                 230 PARK AVENUE
                               NEW YORK, NEW YORK

                                                      April 30, 1999

Senesco Technologies, Inc.
34 Chambers Street
Princeton, NJ  08542

Attn: Phillip Escaravage,
Chairman

Gentlemen:

     Reference is made to our recent discussion relating to a proposed offering (the "Offering") by Senesco Technologies, Inc. an Idaho corporation (the "Company"), of that number of shares of its $ .0015 par value per share common stock (the "Shares") necessary to raise a minimum of $800,000.00 as herein described. Based on our discussions, financial materials which you have submitted to us and representations which you have made to us describing the Company, its principals, the present and proposed business activities of the Company and the Company's operations and financial condition, we hereby agree to place, on a best efforts basis, the Company's Shares upon the following terms and conditions:

     1. The Company will sell and Lionheart Services, Inc. (the "Placement Agent") will use its best efforts to offer and sell as Agent for the Company that number of Shares necessary to raise gross proceeds of $800,000.00 (the "Minimum Offering"). The Placement Agent shall place the Minimum Offering on a "best efforts, all or none basis." The number of Shares which the Company shall issue in exchange for the gross proceeds of this Placement shall be calculated as follows: The gross proceeds, as a numerator shall be divided by a number which shall be the denominator and calculated as: eighty (80%) percent of the twenty (20) trading day average of the mean between the bid and asked price for the Company's common stock as quoted on the O-T-C Bulletin Board for the twenty (20) trading day period ending three (3) trading days prior to the Closing of the Placement herein. If the Minimum Offering is not completed within sixty (60) days from the Effective Date, as described herein (the "Initial Offering"), all monies received as a result of subscriptions for shares respecting the Minimum Offering will be refunded to the subscribers without reduction or interest. The "Effective Date" of the Offering for the purposes of this Placement Agreement shall mean the first Friday following the day upon which the Placement Agent has received from the Company: (i) a completed "due diligence" package, and (ii) an executed copy of this Placement Agreement. The Company and the Placement Agent may mutually agree to extend the foregoing sixty (60) day period for an additional sixty (60) days on the same placement terms and conditions that were in effect for the initial sixty

          (60) days. The Placement Agent shall promptly deposit into an escrow account at a mutually appointed escrow agent designated by the Placement Agent, all proceeds from subscriptions to purchase the number of Shares necessary to conclude the Minimum Offering ("Escrow"). After subscriptions for the number of Shares necessary to conclude the Minimum Offering have been received and accepted (the "Initial Closing"), the funds in Escrow shall be paid over to the Company in exchange for the number of Shares to be issued as calculated above. Should the Company and the Placement Agent agree to seek to continue sales of common stock of the Company, the Offering may continue on a "best efforts" basis upon the remaining applicable terms and conditions as herein set forth and for such further sums as the Company and the Placement Agent may agree. The Company and the Placement Agent may agree as to a termination date of the Offering for any additional number of Shares. The offering will continue on a "best-efforts" basis with respect to the remaining number of Shares up to the number of Shares necessary to conclude the Maximum Offering, and the proceeds from the sale of such remaining Shares shall not be subject to any Escrow.

    2. The Shares shall be sold by the Company and offered by the Placement Agent to "Accredited Investors" only pursuant to the definition in and the applicable rules promulgated under Regulation D under the Securities Act of 1933, as amended, (the "Act"). The Company and the Placement Agent shall take all steps necessary to fully comply with the applicable terms of Regulation D under the Act.

          In connection therewith:

          a) The certificates delivered to the purchasers of the Shares in the Regulation D Offering at the Initial Closing and each subsequent Closing shall be dated the date of each Closing and shall bear a legend restricting their resale under the Act.

          b)             At any time, or from time to  time the  holders of  the
               majority of the Shares shall have the right to require the Company to prepare and file one (1) Registration Statement, if then required under the Act, covering all or any portion of the Shares, issued pursuant to this Agreement, including any shares issued pursuant to Paragraph 6 hereof, but such request cannot be made before January 23, 2000. The Company shall bear all expenses incurred by the Company in the preparation and filing of such Registration Statement, but shall not bear the fees and expenses or any counsel or accountants or other advisors retained by the holders of the Shares requesting such Registration. In addition if at any time during the three (3) year period following the Closing of the Offering hereunder, the Company shall prepare and file a Registration Statement under the Act, except for a Registration Statement on Form S-8, with respect to a Public Offering of equity or debt securities of the Company, the Company will, upon request of the holders of the Shares, include in such Registration Statement such number of the Shares as the holders thereof may request. The Company shall bear all fees and expenses incurred by the Company in connection with such Registration Statement, but shall not bear the fees and expenses of any counsel or accountants or advisors retained by the holders requesting inclusion in such Registration Statement. In the event of such proposed Registration, the Company shall then furnish the then holders of the Shares with not less than thirty (30) days prior written notice of the proposed date of filing the Registration Statement. The notice shall continue to be given by the Company to such holders until such time as all of the Shares shall be registered or counsel to the Company shall provide and opinion to the holders of the Shares that inclusion in such Registration Statement shall not be necessary because the Shares may be sold without Registration pursuant to Rule 144 of the Act.

     3. The above commitments by the Placement Agent are subject to receipt by the Placement Agent of all information and verifications thereof which the Placement Agent or its legal counsel may request from the Company in a manner and form satisfactory to the Placement Agent and its legal counsel.

     4. The Placement Agent shall act exclusively as agent and not as principal in selling the Shares for the Company on a best efforts basis (subject to the terms and conditions set forth in this Placement Agreement). The Placement Agent may, in its discretion, negotiate with other placing agents who, acting severally, would contract to sell, as agents, portions of the Shares.

     5. Pending the time period commencing upon execution of this Placement Agreement and ending sixty (60) days after the Effective Date, the Company will not negotiate with any other underwriter, or placement agent relating to a possible offer or sale of the Shares.

     6. The Company shall pay the Placement Agent or its designee(s) a ten (10%) percent commission in cash, or in like kind securities, on all Shares sold in connection with the Offering, provided at least the Minimum Offering is completed.

     7. The Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with the proposed financing, including but not limited to: the fees and expenses of its legal counsel, the costs of preparing, printing and delivering all offering materials utilized in connection with the offer and sale of the Shares. The costs of preparing, printing and delivering all placement and selling documents, including but not limited to: this Placement Agreement, and if requested any Officer & Director Questionnaires. The Placement Agent will pay all of its expenses from a non-accountable expense allowance equal to three (3%) percent of the total proceeds of the Offering. If the proposed financing is not completed because the Company prevents it or because of a breach by the Company of any such covenants, representations or warranties, the Company's liability for such expense allowance shall be equal to the actual expenses incurred by the Placement Agent.

     8. The Placement Agent may terminate the Offering at any time (i) in the event of war; (ii) in the event of any material adverse change in the business, property or financial condition of the Company (of which the Placement Agent shall be the sole judge); (iii) in the event of any action, suit or proceeding at law or at equity against the Company, or by the Federal, State or other commission, board or agency where any unfavorable decision would materially adversely affect the business, property, financial condition or income of the Company; and
          (iv) in the event of adverse market conditions of which event the Placement Agent's commitment will be subject to receipt by the Placement Agent of all information and verifications thereof which the Placement Agent or its counsel may request from the Company in a manner and form satisfactory to the Placement Agent.

     9.   (a)            The  Company is a  corporation  duly  incorporated  and
               validly existing in good standing under the laws of the State of its incorporation and is lawfully qualified to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified.

          (b) The Shares have been duly authorized, and when paid for and delivered in accordance with this Placement Agreement, will be validly issued, fully paid and non-assessable; all corporate action required to be taken by the Company for authorization, issuance and sale of the Shares has been validly and sufficiently taken; and the certificates representing the Shares are in proper legal form.

          (c) This Placement Agreement has been authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent limited by bankruptcy, reorganization, moratorium or similar laws affecting the rights of creditors generally and subject to the extent a court may order an equitable remedy or the enforceability of the indemnification provisions may be limited under federal securities laws.

    10.   (a)            The  Company   agrees  to  indemnify  and   defend  the
               Placement Agent and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Act free and harmless from and against any and all losses, claims, damages, liabilities, and expenses, joint or several (including reasonable legal or other expenses) incurred by the Placement Agent and controlling person in connection with defending any claims or liabilities, whether or not resulting in any liability to the Placement Agent or to any controlling person which the Placement Agent or controlling person may incur under the Securities Act or at common law or otherwise, but only to the extent that the losses, claims, damages, liabilities, and expenses shall arise out of or be based upon any untrue statement or alleged untrue statement of a material fact contained in any of the Offering documents.

          (b) The Placement Agent agrees to give the Company an opportunity to participate in the defense or preparation of the defense of any action brought against the Placement Agent or controlling person of the Placement Agent to enforce any claim or liability, and the company shall have the right to participate. The Company shall, subject to the provisions stated below, have the right to assume the defense of any action (including the employment of counsel and payment of expenses) insofar as the action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. In the event of any assumption by the Company, the Placement Agent or any controlling person shall have the right to employ separate counsel in any action and to participate in the defense, but the fees and expenses of counsel shall not be at the expense of the Company unless, (i) the Company does not assume the defense, or (ii) the employment of counsel has been specifically authorized by the Company. The Company shall not be liable to indemnify any person for any settlement of any action effected without the Company's consent. The agreement of the Company under the foregoing indemnity is expressly conditioned upon notice of any action having been sent by the Placement Agent or controlling person, as the case may be, to the Company, by letter, telegram or facsimile (addresses as required by Section 16) promptly after the commencement of any action against the Placement Agent or controlling person, notice either being accompanied by copies of papers served or filed in connection with the action or by a statement of the nature of the action to the extent the nature of the action shall relieve the Company of its respective liabilities under the foregoing indemnity provisions, but failure to notify the Company shall not relieve it from any liability which it may have to the Placement Agent or controlling person other than on account of the indemnity provisions contained in this Section.

          (c) The provisions of this Section shall not in any way prejudice any rights which:

               (i)            The Placement Agent, or any  person  who  controls
                    the Placement Agent within the meaning of Section 15 of the Act, may have against the Company, or any person who controls the Company within the meaning of Section 15 of the Securities Act, or

               (ii)           The Company or any person who controls the Company
                    within the meaning of Section 15 of the Act, may have against the Placement Agent, or any person who controls the Placement Agent within the meaning of Section 15 of the Securities Act, or

              (iii)           The indemnity provisions contained in this Section
                    12 shall survive the Offering and shall inure to the benefit of successors of the Placement Agent and successors of any person who controls the Placement Agent within the meaning of Section 15 of the Act, and shall be valid irrespective of any investigation made for on behalf of the Placement Agent.

     11.       This Agreement shall be governed by the laws of the  State of New
          York.

     12. Any notice required or permitted to be given under this Placement Agreement shall be given in writing by depositing the notice in the United States Mail, postage pre-paid, or by Western Union, charges pre-paid, addressed as set forth above, or follows, or by facsimile:

     TO THE PLACEMENT AGENT:
     -----------------------

     Lionheart Services, Inc.
     230 Park Avenue
     Suite 516
     New York, New York
     Attn: Charles Duncan Soukop

     TO THE COMPANY:
     ---------------

     Attn: Phillip Escaravage

     If the foregoing conforms with your understanding, please sign, date and return to us enclosed copy of this letter.

                                                LION HEART SERVICES, INC.


                                                BY: /s/ Charles D. Soukop
                                                   -----------------------------
                                                     CHARLES DUNCAN SOUKOP,
                                                     PRESIDENT
AFFIRMED AND AGREED to this
2nd Day of May, 1999


BY: /s/ Phillip Escaravage
   ----------------------------
      PHILLIP ESCARAVAGE